US-DOCS\132140372.7 EMPLOYMENT AGREEMENT This Employment Agreement (“Agreement”) is made as of the 27th day of July and shall be effective on August 1, 2022 (the “Effective Date”), between Babylon Inc., a Delaware corporation (the “Company”), and Ali Parsadoust, an individual who is a resident of the state of Texas (the “Executive” and, together with the Company, the “Parties” and each as a “Party”). In consideration of the mutual covenants and agreements set forth herein, the Parties, intending to become legally bound, hereby covenant and agree as follows: RECITALS A. The following recitals shall be considered as part of this Agreement and explain the general nature and purpose of the Company’s business and the Parties’ rights and obligations under this Agreement. Any interpretation and construction of this Agreement shall be considered in light of these recitals. B. Company and Executive desire to enter into this Agreement, effective as of the Effective Date. C. Company is engaged in the specialized, highly competitive, and highly regulated business of delivering health-related services and information via electronic information and telecommunication technologies. D. Company desires to employ Executive and Executive desires to accept such employment, under the terms and conditions stated in this Agreement. NOW, THEREFORE, in consideration of the mutual promises, covenants, agreements, and obligations contained in this Agreement, the Executive’s at-will employment, the Executive’s access to confidential, proprietary, and/or trade secret information, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows: AGREEMENT 1. Employment. (a) At-Will Employment with the Company. The Company hereby continues to employ the Executive, and the Executive hereby accepts such employment, on the terms set forth herein. Executive’s employment relationship with the Company remains at-will. As such, Executive and the Company are free to end the employment relationship at any time, for any reason, or for no reason. (b) Position and Duties. Executive shall serve as the Chief Executive Officer of the Company (the “CEO”), and shall have responsibilities and duties consistent with such position, as well as such additional powers, responsibilities and duties as may from time to time be prescribed by the Board of Directors (the “Board”) of Babylon Holdings Limited (“Parent”), the Company’s ultimate parent company, provided that such duties are consistent with the level of the 2 US-DOCS\132140372.7 Executive’s position or other positions that Executive may hold from time to time. Executive’s normal place of work will be in Austin, Texas, and Executive will travel on business as required. The Executive shall devote Executive’s full working time, energies, and talents exclusively to the Executive’s duties for the Company and to promote the interests of the Company. During the term of Executive’s at-will employment pursuant to this Agreement (the “Term”), Executive shall not, without prior written consent from the Board, serve as or be a consultant to or an employee, officer, agent, representative, manager, or director of any other entity where such service creates a conflict of interest or in any manner interferes with or reduces his efficiency or effectiveness as an executive of the Company. 2. Compensation and Related Matters. (a) Base Salary. During the Term, the Executive’s initial base salary shall be at the gross annual rate of $700,000. The Executive’s base salary may be adjusted from time to time by the Board. The annual base salary rate in effect at any given time is referred to herein as the “Base Salary.” The Base Salary shall be payable bi-weekly in accordance with the Company’s normal payroll procedures for senior executives. (b) Bonus. The Executive shall have an annual target bonus opportunity of 100% of Executive’s Base Salary (the “Bonus”), as determined in the Board’s sole discretion, based upon achievement of individual and Company performance objectives as set by the Board on an annual basis. Any Bonus that becomes payable shall be paid to the Executive on or before thirty (30) days following delivery to the Board of the audited financial statements of Parent for the year to which such Bonus relates and the opinion of Parent’s registered independent public accounting firm thereon; provided that the Executive must be employed by the Company on the day such Bonus is to be paid in order to be eligible to receive such Bonus except as otherwise provided in Section 4 below. (c) Time-Based Equity Grants. (i) Subject to Executive signing the Confidentiality and Business Protection Agreement before the grant is made and subject to approval of the Board at the date of grant and to the commencement and continuation of Executive’s employment pursuant to this Agreement through the date of grant, on the Parent’s next scheduled equity grant date following commencement of Executive’s employment, Executive will be granted 4,000,000 restricted Class A ordinary shares in Parent (the “Equity Grant”) that will vest as follows: 20%, 20%, 30% and 30% of the Class A ordinary shares subject to the award on each of the first, second, third and fourth anniversaries of the Effective Date, respectively, subject to Executive’s continued employment through each applicable vesting date; provided that, if, at any time prior to the fourth anniversary of the Effective Date, either (x) the closing price of Parent’s Class A ordinary shares on the New York Stock Exchange (or other applicable national securities exchange) (the “Share Price”) equals or exceeds $20.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period or (y) the Parent’s market capitalization is equal to or greater than $8,327,361,300 for at least 20 trading days during any 30 trading-day period, then the 3 US-DOCS\132140372.7 Equity Grant will become 100% vested, subject to Executive’s continued employment through the date on which such Share Price or market capitalization target is attained. (ii) At all times, the Equity Grant will be governed solely by the terms of Parent’s 2021 Equity Incentive Plan (the “Plan”) and applicable award grant agreement. Executive will be eligible for future equity awards as determined by the Board in its sole discretion. (d) Performance-Based Equity Grants. Subject to approval of the Board at the date of grant, and the continuation of Executive’s employment pursuant to this Agreement through the date of grant, on the Parent’s next scheduled equity grant date following the Effective Date, Executive will be granted (i) 2,000,000 restricted stock units covering Class A ordinary shares in Parent that will vest if, at any time following the date of grant either (x) the Share Price equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days during any 30 trading-day period, or (y) the Parent’s market capitalization is equal to or greater than $4,163,680,650 for at least 20 trading days during any 30 trading-day period and subject to Executive’s continued employment through the date on which such Share Price or market capitalization target is attained; (ii) 1,000,000 restricted stock units covering Class A ordinary shares in Parent that will vest if, at any time following the date of grant, either (x) the Share Price equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days during any 30 trading-day period, or (y) the Parent’s market capitalization is equal to or greater than $6,245,520,975 for at least 20 trading days during any 30 trading-day period and subject to Executive’s continued employment through the date on which such Share Price or market capitalization target is attained; and (iii) 1,000,000 restricted stock units covering Class A ordinary shares in Parent that will vest if, at any time following the date of grant, either (x) the Share Price equals or exceeds $20.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days during any 30 trading-day period, or (y) the Parent’s market capitalization is equal to or greater than $8,327,361,300 for at least 20 trading days during any 30 trading-day period and subject to Executive’s continued employment through the date on which such Share Price or market capitalization target is attained. To the extent any of the performance equity grants described in this Section 2(d) remain unvested as of the date of the Executive’s termination of employment for any reason, such grant(s) will be automatically forfeited as of the date of such termination. At all times, the performance equity grants described in this Section 2(d) will be governed solely by the terms of the Plan and the applicable award grant agreement. (e) In the event of a Change in Control (as defined in the Plan), and provided that Executive remains in employment immediately prior to such Change in Control, the Equity Grant and each of the performance equity grants described in Section 2(d), to the extent not yet vested, will automatically vest as of the date of the Change in Control. Notwithstanding anything herein or in the Parent equity plans to the contrary, in the event that the Company’s Class A ordinary shares cease to be publicly traded in connection with a take private acquisition (without an accompanying Change in Control), any outstanding equity awards granted to Executive under Parent equity plans may not be amended or modified in connection with such take private acquisition in a manner adverse to Executive without Executive’s consent; provided, however, that the Board may provide for accelerated vesting (as to 100% of the Class A ordinary shares subject 4 US-DOCS\132140372.7 to the outstanding award, in the case of any time-based awards, and based on performance achievement through the date of the take private acquisition, in the case of any performance-based awards) and cancellation in exchange for a cash payment in respect of the vested shares subject to such equity awards (or the positive spread value, in the case of any option) without Executive’s consent. (f) Paid Time Off. Executive shall be entitled to take Paid Time Off (“PTO”), which includes paid sick leave, in each full calendar year and taken in accordance with the Company’s established policies, which may be subject to periodic review and modification by the Board. (g) Business Expense Reimbursement. The Company shall reimburse the Executive for all reasonable and documented out-of-pocket expenses incurred by the Executive in the course of performing the Executive’s duties and responsibilities under this Agreement. Expenses reimbursement shall be provided in accordance with the Company’s policies in effect, which may be subject to periodic review and modification by the Board. (h) Other Benefits. During the Term, the Executive and, to the extent permitted by the applicable Employee Benefit Plans, their spouse, and other dependents, shall be entitled to participate in the Company’s Employee Benefit Plans as the Company may adopt or maintain from time to time generally for all or most of its executives of the same status within the hierarchy of the Company. As used herein, the term “Employee Benefit Plans” means any 401(k) retirement plan, deferred compensation plan, savings and profit-sharing plan, life insurance plan, medical insurance plan, dental insurance plan, disability plan, and health and accident plan or arrangement as may be established or maintained by the Company generally for employees of the same status as Executive, any of which may be changed or eliminated by the Company at any time (subject to the applicable plan, arrangement, or law). Such participation shall be subject to the terms, conditions, and overall administration of such plan or arrangement. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish or maintain the effectiveness of any such or particular plan, program, or benefit, which may be subject to periodic review, modification, and/or termination by the Board. 3. Termination or Resignation. Executive’s employment hereunder may be terminated under the following circumstances: (a) Death. Executive’s employment shall automatically terminate immediately upon the Executive’s death. (b) Disability. The Company may terminate the Executive’s employment upon the Executive’s Disability. For purpose of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental impairment or any other condition, to perform the essential functions of the Executive’s job, with reasonable accommodation, for 180 days in total in any 365- day period, irrespective of whether such days are consecutive, as determined in good faith by the Board. The Parties agree that the Executive’s inability to perform the essential functions of the Executive’s job, with reasonable accommodation, for 180 days in a 365-day period would constitute an undue hardship on the Company.

5 US-DOCS\132140372.7 (c) Termination by Company for Any Reason and Without Cause. The Company may terminate the Executive’s employment hereunder at any time for any reason. Any termination by the Company of the Executive’s employment under this Agreement that does not constitute a termination by the Company for Cause under Section 3(d) shall be deemed a termination without Cause. (d) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause. For purposes of this section of the Agreement, “Cause” shall mean: (i) the Executive’s commission of, or pleading guilty or nolo contendere to a crime constituting (A) a felony under the laws of the United States or any state thereof or (B) a misdemeanor involving moral turpitude, misappropriation, dishonesty, unethical business conduct, fraud, or breach of fiduciary duty, or (C) any crime in connection with the delivery of health care services; (ii) the Executive engaged in fraudulent or criminal activity (whether or not prosecuted);; (iii) the Executive’s conduct, even if not in conjunction with the Executive’s duties hereunder, which could reasonably be expected to, or which does, cause the Company economic harm or which brings the Company into public disgrace or disrepute; (vi) the Executive obtaining any personal profit not previously and thoroughly disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, or in relation to, the Company. (e) Performance Related Reasons for Termination for Cause. In addition section (d) above, for purposes of this section of the Agreement, the Company may terminate the Executive’s employment for performance reasons such as: (i) the Executive’s failure to perform duties hereunder as reasonably directed by the Board (other than any such failure resulting from incapacity due to physical or mental illness), which is not immediately cured following written notice thereof to the Executive; (ii) the Executive’s gross negligence or willful misconduct with respect to the Company in the performance of the Executive’s duties hereunder; (iii) the Executive’s violation of any of the terms of the Company’s established rules or policies (including, but not limited to, policies concerning insider trading or sexual harassment, code of ethics, and business conduct) which, if curable, is not cured to the Board’s reasonable satisfaction within thirty (30) days after written notice thereof to the Executive; (iv) any other material breach of this Agreement by the Executive, which, if curable, is not cured within thirty (30) days after written notice thereof. With respect to items (i), (ii) and (iii), above, the Company will have no obligation to provide an opportunity to cure in the event the failure, violation, or breach is not reasonably susceptible to cure, and, in such event, the Company may terminate the employment for Cause with immediate effect (f) Resignation for Good Reason. The Executive may terminate his employment hereunder at any time for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of one or more of the following events effected without providing the Executive’s prior notice of the changes: (i) the assignment to Executive of substantial new duties or a substantial reduction of Executive’s duties, either of which results in a material diminution in Executive’s position or responsibilities with the Company; (ii) a change in the Executive’s title or reporting structure so that he is no longer the Chief Executive Officer of Babylon; (iii) a reduction by the Company in the base salary of Executive by fifteen percent (15%) or more unless similar such reductions occur concurrently with and apply to other members of the Company’s senior management; (iv) a move in the Executive’s normal place of work which is 6 US-DOCS\132140372.7 greater than fifty (50) miles from Austin, Texas; or (v) any material breach by the Company of any material provision of this Agreement. Executive will not terminate his employment for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of such grounds and allowing the Company thirty (30) days following the date of such notice (“Cure Period”) to cure such grounds. If the Company has not cured within the Cure Period, the Executive’s employment shall terminate. (g) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written notice to the other party hereto specifying the specific termination provision in this Agreement relied upon to affect such termination. (h) Date of Termination. The date on which the Executive’s employment with the Company terminates shall be referred to herein as the “Date of Termination.” 4. Compensation Upon Termination or Resignation (a) Accrued Benefit. If the Executive’s employment with the Company is terminated by the Company without Cause, or terminated by the Executive for Good Reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate): (i) any Base Salary earned through the Date of Termination; (ii) any unpaid expense reimbursements; and (iii) any vested benefits the Executive may have under any Employee Benefit Plan through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such Employee Benefit Plan (collectively, the “Accrued Benefit”). (b) Termination by the Company Without Cause or Resignation for Good Reason. (i) If the Executive’s employment is terminated by the Company without Cause, then the Company shall: (A) pay the Executive an amount equal to twelve (12) months of the Executive’s Base Salary then in effect, paid in one lump sum no later than thirty (30) days after the Date of Termination. The benefit under Section 4(b)(i) shall not apply to a termination in connection with a Change in Control covered by Section 4 (b)(iii). (ii) All such payments shall be in addition to payment of the Accrued Benefit, and shall be subject to the Executive signing and returning an executed severance agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property, and non- disparagement, in form and substance satisfactory to the Company (the “Separation Agreement and Release”): (iii) However, in the event that Executive’s employment is terminated without Cause three months before or within twelve (12) months after a Change in Control, then the Company shall pay the Executive an amount equal to twelve (12) months’ of the Executive’s Base Salary then in effect in one lump sum no later than sixty (60) days after 7 US-DOCS\132140372.7 the Date of Termination and subject to receiving the signed Separation Agreement and Release; provided that, if the Date of Termination occurs within three months before a Change in Control, such lump sum payment shall instead be made no later than sixty (60) days after the date of the Change in Control. A “Change in Control” shall be deemed to have occurred if: (A) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Class A ordinary shares, Class B ordinary shares and/or any other class or classes of capital stock of Parent (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of Parent entitled to vote; (B) there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Parent of all or substantially all of the Parent’s assets; or (C) there is consummated a merger or consolidation of Parent with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of Parent immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof. Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred (A) by virtue of the consummation of any transaction or series of integrated transactions the sole purpose of which is to change the jurisdiction of Parent’s incorporation or to form a holding company that will be beneficially owned in substantially the same proportions by the persons who held Parent’s voting securities immediately before such transaction or (B) by virtue of the consummation of any other transaction or series of integrated transactions immediately following which the record holders of the Class A ordinary shares, Class B ordinary shares and/or any other class or classes of capital stock of Parent immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of Parent immediately following such transaction or series of transactions. The Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto. 8 US-DOCS\132140372.7 (iv) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company for at least six months. However, in the event that Executive’s employment is terminated without Cause three months before or within twelve (12) months after a Change in Control, then the Company shall pay, or reimburse to, the Executive an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company for at least twelve (12) months. (v) in the event that Executive’s employment is terminated without Cause three months before or within twelve (12) months after a Change in Control, then (A) the Company shall also pay the prorated amount of Executive’s target Bonus; and (B) any outstanding unvested equity awards granted to Executive under Parent equity plans that vest solely based on continued employment or service, if any, will automatically become 100% vested. 5. Section 409A. (a) General. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement are exempt from or comply with Internal Revenue Code (the “Code”) Section 409A, to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to the Executive. (b) Distributions on Account of Separation from Service. If and to the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment shall be made upon Executive incurring a “separation of service” within the meaning of Code Section 409A. (c) Timing of Severance Payments. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed to be a “specified employee” for purposes of Code Section 409A, no severance payment or other payments pursuant to, or contemplated by, this Agreement that are subject to Code Section 409A, if any, shall be made to Executive by the Company before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of Executive’s death) if and only to the extent that such payment or benefit constitutes a deferral of compensation under Code Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. (d) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

9 US-DOCS\132140372.7 (e) Expenses. Notwithstanding anything in this Agreement to the contrary, except to the extent any expense or reimbursement hereunder does not constitute a deferral of compensation under Code Section 409A, any expense or reimbursement shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit, and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement expenses. 6. At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement. Executive shall be required to execute the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement as a condition of employment with the Company, which will be enclosed herein as Exhibit A. In addition, Executive acknowledges that they have read and must comply with the following policies of the Parent: (1) Insider Trading Policy; (2) Code of Ethics & Conduct; (3) External Communications Policy; and (4) Global Anti-Bribery and Anti-Corruption Policy. 7. Proprietary Information. (a) Proprietary Information. The Company has spent extensive time and effort identifying and developing trade secrets, investor relationships, customer relationships, client relationships, supplier relationships, goodwill and economic advantage, other business initiatives, and other confidential information (as further defined below, the “Proprietary Information”). The Executive acknowledges and understands that the Executive will have access to such Proprietary Information solely as a byproduct of the Executive’s employment with the Company. The Executive agrees that, at all times during Executive’s employment with the Company, and at any time thereafter and without regard to when or for what reasons such employment terminates, the Executive shall not disclose any such Proprietary Information to any person outside the Company or utilize such Proprietary Information to compete against the Company unless such disclosure is (1) necessary for the Executive to perform the Executive’s duties as an employee of (and only while employed by) the Company, (2) in response to a valid subpoena or order by a court or other governmental body, or (3) otherwise required by law or regulation. In the event that the Executive receives a subpoena or similar demand to disclose Proprietary Information, the Executive shall promptly notify the Company so that the Company shall have the ability to seek an appropriate protective order prior to the Executive making any disclosure in response to such subpoena or demand. For purposes of this Agreement, “Proprietary Information” shall include, without limitation: (i) The identity of any current or prospective clients, patients, prospect lists, healthcare provider information, payor information, suppliers, or vendors. (ii) Information relating to the business, products, affairs, and finances of the Company, for the time being confidential to it. 10 US-DOCS\132140372.7 (iii) Technical data and know-how relating to the business of the Company. (iv) Any information relating to the Company’s technology, marketing, and business plans or strategies. (v) Any management accounting and other similar financial information that would typically be included in the financial statements of the Company, including, without limitation, the amount of the assets, liabilities, net worth, revenues, or net income. (vi) The identity of any current or prospective investors, technical data and know-how relating to the business of any of the Company’s investors, and names and addresses of the Company’s investors and their related individuals. (vii) Non-public information concerning the Company’s employees, including, by way of example only, compensation arrangements, performance information of the type that would typically be maintained in a personnel file, and information concerning such employees’ abilities, skills, and relationships which the Company has acquired and/or developed through its investments in the recruitment and employment of such individuals. (viii) The details of any independent contractor or agency arrangements. (ix) Non-public information relating to legal and professional dealings, real property, tangible property, finances, business, and investment activities, and other personal affairs of the Company. (x) Any and all books, notes, memoranda, records, correspondence, documents, computer and other discs and tapes, data listings, codes, designs, drawings, and other documents and materials (whether made or created by the Executive or otherwise) relating to the business of the Company or any of its principals; and (xi) Any other non-public information gained in the course of the Executive’s employment with the Company that could reasonably be expected to prove harmful to the Company if disclosed to third parties, including without limitation, any information that could be reasonably expected to aid a competitor or potential competitor of the Company. (xii) For purposes of this Agreement, “Proprietary Information” shall not include information that (1) was otherwise in the Executive’s possession prior to disclosure by the Company as evidenced by Executive’s written records; (2) is disclosed to the Executive by a third party who is lawfully in possession of such information and who is not in violation of any contractual, legal, or fiduciary obligation to the Company with respect to such information; or (3) is or becomes part of the public domain other than directly or indirectly, through the breach of this Agreement. 11 US-DOCS\132140372.7 (xiii) Nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. Pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (b) Documents and Records. The Executive agrees that Executive will not make or retain any originals, copies, or reproductions of, or excerpts from, any of the Proprietary Information for the Executive’s use or the use of others, except for the Executive’s use for the benefit of the Company in the course of and in connection with the Executive’s employment with the Company during the Term. On request by the Company, or on termination of the Executive’s employment with the Company, the Executive will immediately deliver to the Company all tangible property that embodies or contains any Proprietary Information, including books, notes, memoranda, records, correspondence, documents, computer and other discs and tapes, data listings, codes, designs, drawings, and other documents and materials relating to the business of the Company, whether prepared or developed by or with the assistance of the Executive or otherwise coming into the Executive’s possession, custody, or control and shall certify that all such property has been handed over on request by the Company; provided, however, that the Executive may retain (and make copies of) the Executive’s personal non-business-related correspondence files and documents relating to the Executive’s personal compensation, benefits, and obligations. 8. Non-Disparagement. The Executive agrees that Executive will not, whether during or after the Executive’s employment with the Company, (i) make or publish any derogatory or disparaging statement, orally or in writing, regarding the Company, or any its respective officers, executives, directors, managers, members, employees, or investors, or (ii) in any way, directly or indirectly, cause, encourage or condone the making of such statements by anyone else. Nothing herein shall be deemed to preclude the Executive from testifying truthfully under oath if the Executive is required or compelled by law to testify in any judicial action or before any government authority or agency, from making any other legally required truthful statements or disclosures, or from facilitating or participating in employee performance reviews or disciplinary action. 9. Non-Competition. Executive agrees that during Executive’s employment with the Company, and for a period of twelve (12) months following the Date of Termination or Date of Resignation, Executive shall not, without the prior written consent of the Company: (a) operate, conduct, or engage in, or prepare to operate, conduct, or engage in the Business; (b) take an active ownership, financial, or investment role in (except as the holder of not more than one percent of the outstanding stock of a publicly-held company) any Business, or (c) render services to any entity that engages in the Business (x) which involves the same or similar types of services Executive performed for the Company at any time during the last two years of his employment with the Company or (y) in which Executive could reasonably be expected to use or disclose Proprietary 12 US-DOCS\132140372.7 Information, in the case of each of (a), (b), or (c), in the Restricted Territory. The term “Business” means any business in the healthcare and related technology field or part thereof that develops, manufactures, markets, licenses, sells, or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company, in each case at any time during Executive’s employment with the Company. The term “Restricted Territory” means each city, county, state, territory, and country in which (i) Executive provided services or had a material presence or influence at any time during the last two years of his employment with the Company or (ii) the Company is engaged in or has plans to engage in the Business as of the Date of Termination. 10. Non-Solicitation of Customers, Patients, and Clients. Executive agrees that during the Executive’s employment with the Company, and for a period of twelve (12) months following the Date of Termination or Date of Resignation, the Executive shall not, without the prior written consent of the Company, solicit or negotiate with any customer, patient, client, or other business relation of the Company of which Executive is aware, or knowingly request or advise any customer, patient, client, or other business relation of the Company to curtail or cancel its business relationship with the Company. The Executive further represents that the Executive’s fulfillment of the obligations set forth in this Section 10 shall not cause the Executive any substantial economic hardship or render the Executive unemployable within the industry either during or after the non- solicitation period. 11. Non-Solicitation of Employees. The Executive agrees that while Executive is employed as an employee of the Company and for a period of twelve (12) months after the Date of Termination or Date of Resignation, the Executive shall not hire, solicit, recruit, induce, entice, or procure on the Executive’s own account or on behalf of any third party, any officer, executive, director, partner, principal, member, employee, physician, health care provider, representative, agent, consultant or other independent contractor of the Company, its Parent and subsidiaries of the Parent, or any person who was an officer, executive, director, partner, principal, member, employee, representative, agent, consultant or other independent contractor of the Company at any time during the final year of the Executive’s employment with the Company, to invest with, or work for the Executive without the express written consent of the Company. The Executive further represents that the Executive’s fulfillment of the obligations set forth in this Section 11 shall not cause the Executive any substantial economic hardship or render the Executive unemployable within the industry either during or after the non-solicitation period. 12. Corporate Opportunities. Executive will submit to the Company all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of Parent, the Company, or other subsidiaries of Parent, as such businesses exist at any time during Executive’s employment by the Company (collectively, “Corporate Opportunities”). Unless approved by the Board, Executive will not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf. 13. Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with Parent, the Company, or other subsidiaries of Parent in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Parent, the Company, or other subsidiaries of Parent

13 US-DOCS\132140372.7 which relate to events or occurrences that transpired while the Executive was employed by the Company. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state, or local regulatory authority, or internal investigation by Parent, the Company, or other subsidiaries of Parent, in each case as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 13. 14. Injunctive Relief. The Executive acknowledges that the Proprietary Information was and, in the future, may be acquired and/or developed by the Company at great expense, constitutes a special, valuable, and unique asset of the Company, and is owned exclusively by the Company. The Executive acknowledges that the restrictions contained in this Agreement are reasonable and necessary to protecting the Company’s Proprietary Information and other legitimate business interests. Therefore, the Executive acknowledges and agrees that the Executive’s failure to perform any of the covenants in Sections 7-11 of this Agreement would cause irreparable injury to the Company and cause damages to the Company that would be difficult or impossible to ascertain or quantify. Accordingly, without limiting any remedies that may be available with respect to any breach of this Agreement, the Executive consents to the entry of a temporary restraining order and/or an injunction to restrain any breach or threatened breach of this Agreement without showing or proving any actual damage to the Company and without the posting of a bond or other security. Further, the Company shall be entitled to recover its reasonable attorneys’ fees, costs, and expenses related to such breach or threatened breach. 15. Extension of Restrictions. In the event of a violation of the covenants contained herein and a proceeding instituted by the Company to prevent and enjoin such violation, then the period of time during which the Executive’s business activities shall be restricted, as provided in this Agreement, shall be lengthened by a time period equal to the period between the date of the breach of the terms or covenants contained in this Agreement and the date on which the decision disposing of the issues upon the merits shall become final or not subject to further appeal. 16. Choice of Law; Venue; Consent to Jurisdiction. This Agreement and all matters or disputes relating to the validity, construction, performance, or enforcement hereof and Executive’s employment with Company, shall be governed, construed, and controlled by and under the laws of the State of Texas, without regard to principles of conflicts of laws. To the extent not prohibited by applicable law, each party waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the courts in Williamson County, Texas, that its property is exempt or immune from attachment or execution, that any such action brought in Williamson County, Texas should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one in Williamson County, Texas, or should be stayed by reason of the pendency of some other proceeding in any other court other than a court in Williamson County, Texas, or that this Agreement or the subject matter hereof may not be enforced in or by any court in Williamson County, Texas, and each party agrees not to commence any such action other than before a court in Williamson County, Texas. Notwithstanding the previous sentence, a party may commence any action in a court other than a court in Williamson County, Texas solely for the purpose of enforcing an order or judgment issued by a court in Williamson County, Texas. Each party agrees that for 14 US-DOCS\132140372.7 any action between the Parties arising in whole or in part under or in connection with this Agreement, such Party will bring actions only in Williamson County, Texas. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction. The Parties consent irrevocably to the jurisdiction over them of any of the aforementioned courts in any such action or proceeding. The Parties agree that the venue provided above is the most convenient forum for both Parties. Executive and Company permanently and irrevocably waive any objection to venue or jurisdiction and any objection based on a more convenient forum in any action under this Agreement. Executive, by and through Executive’s legal counsel, participated in the negotiation of all terms in this Agreement including without limitation this Section 16. By signing this Agreement, Executive and Executive’s legal counsel each represent and affirm that Executive is individually represented by legal counsel in negotiating the terms of this Agreement, including without limitation the choice of law and forum of this Section 16. 17. Withholding; Authorized Deductions; 280G. All payments made by the Company to the Executive under this Agreement shall subject to withholdings and deductions as required by applicable law and as authorized by the Executive. Notwithstanding anything contained in this Agreement or Parent’s applicable equity plan to the contrary, to the extent that any of the payments or benefits by the Company or otherwise to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code and would, but for this Section 17, be subject (in whole or in part) to the excise tax imposed pursuant to Section 4999 of the Code (the “Excise Tax”), then the amount of such Payments shall be reduced (in the order provided in the following sentence) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Payments, but only if (i) the net amount of such Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Payments), is greater than or equal to (ii) the net amount of such Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Payments and the amount of the Excise Tax to which the Executive would be subject in respect of such unreduced Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Payments). The Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Code Section 409A, (ii) reduction on a pro-rata basis of any non- cash severance payments or benefits that are exempt from Code Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Code Section 409A and (iv) reduction of any payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Code Section 409A; provided, in the case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Parent equity awards shall be first applied to Parent equity awards that would otherwise vest last in time. 18. Assignment; Successors and Assigns. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party. Notwithstanding the foregoing, the Company may assign its rights under this Agreement without any such further consent of the Executive to any successor in interest to the Company including in the event that the Company shall effect a 15 US-DOCS\132140372.7 reorganization, consolidate with, or merge into any other corporation, limited liability company, partnership, organization, or other entity, or transfer all or substantially all of its properties or assets to any other corporation, limited liability company, partnership, organization, or other entity, in which event all references to the “Company” shall be deemed to mean the assignee or a designated affiliate of the assignee. In addition, the Company may assign this Agreement to another direct or indirect wholly owned subsidiary of the Parent. The Executive hereby consents to such assignment as set forth in the immediately preceding sentence and further acknowledges and agrees that no further consent by the Executive is necessary to make such assignment. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs, and permitted assigns. 19. Entire Agreement. This Agreement constitutes the entire agreement between the Executive and the Company regarding the subject matter hereof and supersedes any prior written or oral agreements between the Parties concerning such subject matter. There are no representations, agreements, arrangements, or understandings, oral or written, between the Parties to this Agreement relating to the subject matter contained in this Agreement that are not fully expressed herein. 20. Enforceability; Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court or arbitrator of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. In the event that any portion or provision of this Agreement is determined by a court or arbitrator of competent jurisdiction to be unenforceable by reason of excessive scope as to geographic, temporal, or functional coverage, such provision will be deemed to extend only over the maximum geographic, temporal, and functional scope as to which it may be enforceable. 21. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment with the Company to the extent necessary to effectuate the terms contained herein. 22. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. 23. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) upon personal delivery; (b) one (1) business day following the date sent when sent by reputable overnight courier for next business day delivery, charges prepaid; (c) three (3) business days after being sent by registered or certified U.S. mail, return receipt requested and postage prepaid; or (d) the business day sent (or next business day if not sent on a business day or not sent during normal business hours of the recipient) if sent electronically with delivery confirmation, in each case to the 16 US-DOCS\132140372.7 appropriate address and email address set forth below (or to such other addresses and email address as a party may designate by written notice to the other parties: Notices to Employee: On file with the Company Notices to the Company: Babylon, Inc. 2500 Bee Cave Road Austin TX 78746 Attn: General Counsel Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth. Notices hereunder shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed. 24. No Strict Construction; Representation by Counsel. The Parties have participated jointly in the negotiation and drafting of this Agreement, including without limitation that each of the Executive and the Company has negotiated the restrictive covenants set forth in Sections 6-12 of this Agreement and the choice of law and choice of forum clauses herein with and through their respective independent legal counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any law shall be deemed also to refer to all rules and regulations promulgated thereunder unless the context requires otherwise. The word “including” or “includes” shall mean including without limitation. 25. Amendment; Modification. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company (that is not the Executive). 26. Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile or electronic mail in .pdf format), each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. 27. Consent on the Part of the Company. For purposes of this Agreement, consent on the part of the Company means the written, signed consent of the Parent’s Board of Directors. 28. Disclosure to Future Employers. The Executive agrees that, for 24 months following the Date of Termination, the Executive will provide to any prospective employer, partner, or co-venturer (prior to entering into an employment or other business relationship with such entity or person) a copy of the provisions of this Agreement containing post-employment obligations or, alternatively, an accurate, written description of the post-employment obligations contained in Sections 6-12 of this Agreement.

17

US-DOCS\132140372.7

IN WITNESS WHEREOF, the Parties have executed this Agreement effective on the date and year first above written.

BABYLON , INC.

DocuSigned by:

Samira Lowman

Signer Name: Samira Lowman
Signing Reason: I approve this document
Signing Time: 8/6/2022 | 14:45 BST

45BF6D99DA8C456AA14B537CAE03D583

By: ______________________

Its: Chief People Officer

EXECUTIVE

DocuSigned by:

Signer Name: Ali Parsa
Signing Reason: I approve this document
Signing Time: 8/2/2022 | 19:21 BST

6FB9B2A947204C54A7411CF65D904E9F

____

Ali Parsadoust

18
US-DOCS\132140372.7

EXHIBIT A

At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement

19

US-DOCS\132140372.7

CONFIDENTIALITY AND BUSINESS PROTECTION AGREEMENT

As a condition of my employment or continued employment (as applicable) with Babylon Inc. (the "Company"), a subsidiary of Babylon Holdings Limited (together with any sister corporations, subsidiaries, parents, or affiliates of the Company, the "Company Group"), and in consideration of my employment or continued employment (as applicable) with the Company, my access or continued access (as applicable) to confidential information and trade secrets, my eligibility to earn a performance bonus and my eligibility to receive a grant of equity, that I shall receive conditional upon signing this Agreement, which shall be consideration for my agreement to fulfill my obligations under Section 7, and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following provisions of this agreement ("Agreement"). This Agreement shall be effective as of the date on which it has been signed by both the Company and me (the "Effective Date").

1. At-Will Employment

I understand and acknowledge that my employment with the Company is for no specified term and constitutes "at-will" employment. I also understand that any representation to the contrary is unauthorized and not valid unless in writing and signed by the CEO of the Company. Accordingly, I acknowledge that my employment relationship may be terminated at any time, with or without good cause or for any or no cause, at my option or at the option of the Company, with or without notice. I further acknowledge that the Company may modify job titles, reporting lines, salaries and benefits from time to time as it deems necessary.

2. Confidentiality

A. Definition of Company Confidential Information. I understand that "Company Confidential Information" means information (including any and all combinations of individual items of information) that the Company Group has or will develop, acquire, create, compile, discover or own, that has value in or to the Company Group's business which is not generally known and which the Company Group wishes to maintain as confidential. Company Confidential Information includes both information disclosed by the Company Group to me, and information developed or learned by me during the course of my employment with the Company. Company Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of the Company Group, whether or not such information is identified as Company Confidential Information. By example, and without limitation, Company Confidential Information includes any and all non-public information that relates to the actual or anticipated business and/or products, research or development of the Company Group, or to the Company Group's technical data, trade secrets, personally identifiable information, protected health information, or know-how, including, but not limited to, research, product plans, or other information regarding the Company Group's products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company Group on which I called or with which I may become acquainted during the term of my employment), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company Group either directly or indirectly in writing, orally or by drawings or inspection of premises, parts, equipment, or other Company Group property. Notwithstanding the foregoing, Company Confidential Information shall not include any such information which I can establish (i) was publicly known or made generally available prior to the time of disclosure by the Company Group to me; (ii) becomes publicly known or made generally available after disclosure by the Company Group to me through no wrongful action or omission by me; or (iii) is in my rightful possession, without confidentiality obligations, at the time of disclosure by the Company Group as shown by my then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception. I understand that nothing in this Agreement limits employees' rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

Page 2 of 16 B. Nonuse and Nondisclosure. I agree that during and after my employment with the Company, I will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Company Confidential Information. I will not (i) use Company Confidential Information for any purpose whatsoever other than for the benefit of the Company Group in the course of my employment, or (ii) disclose Company Confidential Information to any third party without the prior written authorization of the CEO, or the Board of Directors of the Company. Prior to disclosure, when compelled by applicable law, I shall provide prior written notice to the CEO, and General Counsel of the Company (as applicable). I agree that I obtain no title to any Company Confidential Information, and that the Company Group retains all Confidential Information as the sole property of the Company Group. I understand that my unauthorized use or disclosure of Company Confidential Information during my employment may lead to disciplinary action, up to and including, immediate termination and legal action by the Company Group. I understand that my obligations under this Section 2.B shall continue after termination of my employment and also that nothing in this Agreement prevents me from engaging in protected activity, as described in Section 14 below. C. Former Employer Confidential Information. I agree that during my employment with the Company, I will not improperly use, disclose, or induce the Company Group to use any proprietary information or trade secrets of any former employer or other person or entity with which I have an obligation to keep such proprietary information or trade secrets in confidence. I further agree that I will not bring onto the Company Group’s premises or transfer onto the Company Group’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such third party unless disclosure to, and use by, the Company Group has been consented to in writing by such third party and the Company. D. Third Party Information. I recognize that the Company Group has received, and in the future may receive, from third parties (for example, customers, suppliers, licensors, licensees, partners, and collaborators) (“Associated Third Parties”), information which the Company Group is required to maintain and treat as confidential or proprietary information of such Associated Third Parties (“Associated Third Party Confidential Information”), and I agree to use such Associated Third Party Confidential Information only as directed by the Company and to not use or disclose such Associated Third Party Confidential Information in a manner that would violate the Company Group’s obligations to such Associated Third Parties. By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company Group and such Associated Third Parties. I agree at all times during my employment with the Company and thereafter, that I owe the Company Group and its Associated Third Parties a duty to hold all such Associated Third Party Confidential Information in the strictest confidence, and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out my work for the Company consistent with the Company Group’s agreement with such Associated Third Parties. I further agree to comply with any and all Company Group policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. I understand that my unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any Company policies during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company. 3. OWNERSHIP A. Assignment of Inventions. As between the Company and myself, I agree that all right, title, and interest in and to any and all copyrightable material, notes, records, ideas, drawings, designs, logos, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by me, solely or in collaboration with others, during the period of time I am in the employ of the Company (including during my off-duty hours), or with the use of the Company’s equipment, supplies, facilities, or Company Confidential Information, and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing, except as provided in Section 3.G below (collectively, “Inventions”), are the sole property of the Company. I also agree to promptly make full written disclosure to the Company of any Inventions, and to deliver and assign and hereby irrevocably assign fully to the Page 3 of 16 Company all of my right, title and interest in and to Inventions. I agree that this assignment includes a present conveyance to the Company of ownership of Inventions that are not yet in existence. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions. B. Pre-Existing Materials. I will inform the Company in writing before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by me or in which I have an interest prior to, or separate from, my employment with the Company, including without limitation, any such inventions that meet the criteria set forth herein under Section 3.G (“Prior Inventions”) into any Invention or otherwise utilizing any such Prior Invention in the course of my employment with the Company, and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. I will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party into any Invention without the Company’s prior written permission. I have attached hereto as Exhibit A, a list describing all Prior Inventions that relate to the Company’s current or anticipated business, products, or research and development or, if no such list is attached, I represent and warrant that there are no such Prior Inventions. Furthermore, I represent and warrant that if any Prior Inventions are included on Exhibit A, they will not materially affect my ability to perform all obligations under this Agreement. C. Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law. D. Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. As between the Company and myself, the records are and will be available to and remain the sole property of the Company at all times. E. Further Assurances. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions. I further agree that my obligations under this Section 3.E shall continue after the termination of this Agreement. F. Attorney-in-Fact. I agree that, if the Company is unable because of my unavailability, mental or physical incapacity, or for any other reason to secure my signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.A, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and Page 4 of 16 agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by me. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable. G. Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any Invention that I have developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secret information or Company Confidential Information (an “Other Invention”) except for those Other Inventions that either (i) relate at the time of conception or reduction to practice of such Other Invention to the Company’s business, or actual or anticipated research or development of the Company or (ii) result from or relate to any work that I performed for the Company or to any Company Confidential Information or Inventions, or if I work for the Company in a state covered by one of the state-specific statutes in Exhibit E at the time such Other Invention is conceived or reduced to practice, except for those Other Inventions that qualify fully under the provisions of the applicable state-specific statute in Exhibit E. I will not incorporate, or permit to be incorporated, any Other Invention owned by me or in which I have an interest into a Company product, process or service without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of my employment with the Company, I incorporate into a Company product, process, or service an Other Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, sublicensable, worldwide license to reproduce, make derivative works of, distribute, perform, display, import, make, have made, modify, use, sell, offer to sell, and exploit in any other way such Other Invention, and to practice any method related thereto. I agree to advise the Company promptly in writing of any Inventions that I believe meet the criteria of this Section 3.G., and are not otherwise disclosed on Exhibit A, to permit a determination of ownership by the Company. Any such disclosure will be received in confidence. 4. CONFLICTING OBLIGATIONS A. Current Obligations. I agree that during the term of my employment with the Company, I will not engage in or undertake any other employment, occupation, consulting relationship, or commitment that competes with or is directly related to the business in which the Company Group is now involved or becomes involved or has plans to become involved, nor will I engage in any other activities that in the reasonable opinion of the Company conflict with my obligations to the Company. B. Prior Relationships. Without limiting Section 4.A., I represent and warrant that I have no other agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, my obligations to the Company under this Agreement, or my ability to become employed and perform the services for which I am being hired by the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices, and documents), I have returned all property and confidential information belonging to all prior employers (and/or other third parties I have performed services for in accordance with the terms of my applicable agreement). Moreover, I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from my breach of my obligations under any agreement with a third party to which I am a party or obligation to which I am bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law. 5. COMPANY PROPERTY AND MATERIALS A. Definition of Electronic Media Equipment and Electronic Media Systems. I understand that “Electronic Media Equipment” includes, but is not limited to, computers, external storage devices, thumb drives, mobile devices (including, but not limited to smart phones, tablets, and e-readers), telephone equipment, Page 5 of 16 and other electronic media devices. I understand that “Electronic Media Systems” includes, but is not limited to, computer servers, messaging and email systems or accounts, applications for computers or mobile devices, and web-based services (including cloud-based information storage accounts). B. Return of Company Property. I understand that anything that I created or worked on for the Company Group while working for the Company belongs solely to the Company and that I cannot remove, retain, or use such information without the Company’s express written permission. Accordingly, upon separation from employment with the Company or upon the Company’s request at any other time, I will immediately deliver to the Company, and will not keep in my possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, all Company equipment including all Company Electronic Media Equipment, all tangible embodiments of the Inventions, all electronically stored information and passwords to access such information, Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items, including, without limitation, those records maintained pursuant to Section 3.D. Notwithstanding the foregoing, I understand that I am allowed to keep a copy of the Company’s employee handbook and personnel records relating to my employment. C. Return of Company Information on Company Electronic Media Equipment. In connection with my obligation to return information to the Company, I agree that I will not copy, delete, or alter any information, including personal information voluntarily created or stored, contained in Company Electronic Media Equipment before I return the information to the Company. D. Return of Company Information on Personal Electronic Media Equipment. In addition, if I have used any personal Electronic Media Equipment or personal Electronic Media Systems to create, receive, store, review, prepare or transmit any Company information, including but not limited to, Company Confidential Information, I agree to make a prompt and reasonable search for such information in good faith, including reviewing any personal Electronic Media Equipment or personal Electronic Media Systems to locate such information and if I locate such information I agree to notify the Company of that fact and then provide the Company with a computer-useable copy of all such Company information from those equipment and systems. I agree to cooperate reasonably with the Company to verify that the necessary copying is completed (including upon request providing a sworn declaration confirming the return of property and deletion of information), and, upon confirmation of compliance by the Company, I agree to delete and expunge all Company information. E. No Expectation of Privacy in Company Property. I understand that I have no expectation of privacy in Company property, and I agree that any Company property is subject to inspection by Company Group personnel at any time with or without further notice. As to any personal Electronic Media Equipment or personal Electronic Media Systems that I have used for Company purposes, I agree that the Company, at its sole discretion, may have reasonable access, as determined by the Company in good faith, to such personal Electronic Media Equipment or personal Electronic Media Systems to review, retrieve, destroy, or ensure the permanent deletion of Company information from such equipment or systems or to take such other actions necessary to protect the Company Group or Company property, as determined by the Company Group reasonably and in good faith. I also consent to an exit interview and an audit to confirm my compliance with this Section 5, and I will certify in writing that I have complied with the requirements of this Section 5. 6. TERMINATION OBLIGATIONS A. Upon separation from employment with the Company, I agree to: (i) immediately update all of my social media accounts, including but not limited to Facebook, LinkedIn, and Twitter, to delete any information, assertions, or suggestions to the effect that I am a current employee of the Company or am otherwise currently affiliated with the Company in any way; and (ii) immediately sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit B.

Page 6 of 16 7. NOTIFICATION OF NEW EMPLOYER A. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my obligations under this Agreement. 8. CONFLICT OF INTEREST GUIDELINES A. I agree to diligently adhere to all policies of the Company Group, including the Company’s insider trading policies and the Company’s Conflict of Interest Guidelines. A copy of the Company’s current Conflict of Interest Guidelines is attached as Exhibit C hereto, but I understand that these Conflict of Interest Guidelines may be revised from time to time during my employment. 9. REPRESENTATIONS A. Without limiting my obligations under Section 3.E above, I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent and warrant that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith. 10. AUDIT A. I acknowledge that I have no reasonable expectation of privacy in any Company Electronic Media Equipment or Company Electronic Media Systems. All information, data, and messages created, received, sent, or stored in Company Electronic Media Equipment or Company Electronic Media Systems are, at all times, the property of the Company. As such, the Company Group has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company Group is licensed to use the software on the Company Group’s devices in compliance with the Company Group’s software licensing policies, to ensure compliance with the Company Group’s policies, and for any other business-related purposes in the Company Group’s sole discretion. I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company Group’s technology systems, including, without limitation, open source or free software not authorized by the Company Group, and that I shall refrain from copying unlicensed software onto the Company Group’s technology systems or using non-licensed software or websites. I understand that it is my responsibility to comply with the Company Group’s policies governing use of the Company Group’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my employment. In addition, as to any personal Electronic Media Equipment or personal Electronic Media Systems or other personal property that I have used for Company purposes, I agree that the Company Group may have reasonable access to such personal Electronic Media Equipment or personal Electronic Media Systems or other personal property to review, retrieve, destroy, or ensure the permanent deletion of Company Group information from such equipment or systems or property or take such other actions that are needed to protect the Company Group or Company property, as determined by the Company Group reasonably and in good faith. B. I am aware that the Company Group has or may acquire software and systems that are capable of monitoring and recording all Company Group network traffic to and from any Company Electronic Media Equipment or Company Electronic Media Systems. The Company Group reserves the right to access, review, copy, and delete any of the information, data, or messages accessed through Company Electronic Media Equipment or Company Electronic Media Systems, with or without notice to me and/or in my absence. This includes, but is not limited to, all e-mail messages sent or received, all website visits, all chat sessions, all news group activity (including groups visited, messages read, and postings by me), and all file transfers into and out of the Company Group’s internal networks. The Company Group further reserves the right to retrieve previously deleted messages from e-mail or voicemail and monitor usage of the Internet, including websites visited and any information I have downloaded. In addition, the Company Group may review Internet and technology systems Page 7 of 16 activity and analyze usage patterns, and may choose to share this data to assure that technology systems are devoted to legitimate business purposes. 11. ARBITRATION AND EQUITABLE RELIEF A. Arbitration. In consideration of my employment or continued employment with the Company (as applicable), its promise to arbitrate all employment-related disputes with me, and my receipt of the compensation, pay raises and other benefits paid to me by the Company, at present and in the future, I agree that, except as set forth in Sections 12.A.(1), 12.A.(2), and 12.A.(3), below, any and all controversies, claims, or disputes that I may have with the (including any Company Group employee, officer, director, trustee, shareholder or benefit plan of the Company, in their capacity as such or otherwise), arising out of, relating to, or resulting from my employment or relationship with the Company or the termination of my employment or relationship with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Federal Arbitration Act (the “FAA”). The FAA’s substantive and procedural provisions shall exclusively govern and apply with full force and effect to this arbitration agreement, including its enforcement, and any state court of competent jurisdiction shall compel arbitration in the same manner as a federal court under the FAA. I agree that I may only commence an action in arbitration, or assert counterclaims in an arbitration, pursuant to this Section 12.A., on an individual basis and, thus, I hereby waive my right to commence or participate in any class or collective action(s) against the Company. Disputes that I agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII Of The Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the worker Adjustment And Retraining Notification Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act of 1974, the Family And Medical Leave Act, the laws of the state in which I work for the Company as of the Effective Date, claims relating to employment status, classification and relationship with the Company, claims of harassment, discrimination, wrongful termination, breach of contract, and any statutory or common law claims. I also agree to arbitrate any and all disputes arising out of or relating to the interpretation or application of this agreement to arbitrate, but not disputes about the enforceability, revocability or validity of this agreement to arbitrate or any portion hereof or the class, collective and representative proceeding waiver herein. With respect to all such claims and disputes that I agree to arbitrate, I hereby expressly agree to waive, and do waive, any right to a trial by jury. I further understand that this agreement to arbitrate also applies to any disputes that the company may have with me. I understand that nothing in this agreement requires me to arbitrate claims that cannot be arbitrated under applicable law, including the Sarbanes-Oxley Act. (1) Exception for New Jersey Employees. Without otherwise limiting my obligations to the Company and the Company Group as set forth in this Agreement and notwithstanding Section 12.A., I acknowledge that if I work for the company in the State of New Jersey as of the later of my first day of employment with the Company and the Effective Date, then this Agreement’s arbitration provision will not apply to any controversies, claims, or disputes alleging or asserting claims of discrimination, harassment, and retaliation pursuant to the New Jersey Law Against Discrimination or other anti-discrimination statutes. (2) Exception for New York Employees. Without otherwise limiting my obligations to the Company and the Company Group as set forth in this Agreement and notwithstanding Section 12.A., I acknowledge that if I work for the Company in the State of New York as of the later of my first day of employment with the Company and the Effective Date, then this Agreement’s arbitration provision will not apply to any controversies, claims, or disputes alleging or asserting claims of discrimination. (3) Exception for Illinois Employees. Without otherwise limiting my obligations to the Company and the Company Group as set forth in this Agreement and notwithstanding Section 12.A., I acknowledge that if I work for the Company in the State of Illinois as of the later of my first day of employment with the Company and the Effective Date, then this Agreement’s arbitration provision will not apply to any claims of unlawful discrimination, harassment, or retaliation. For the avoidance of doubt, I acknowledge that I may pursue such claims through either arbitral or judicial forums. Page 8 of 16 B. Procedure. I agree that any arbitration will be administered by JAMS pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”), which are available at http://www.jamsadr.com/rules-employment-arbitration/ and from human resources, provided, however, that the JAMS Rules shall not contradict or otherwise alter the terms of this agreement, including, but not limited to, the below cost sharing provision and Section 13.B. below, as applicable. The arbitration shall be before a single arbitrator who shall be a former federal or state court judge. The arbitration shall apply the federal rules of civil procedure, except to the extent such rules conflict with the JAMS Rules. I understand that the parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, except as prohibited by law, and understand that each party shall separately pay its respective attorneys’ fees and costs. In the event that JAMS fails, refuses, or otherwise does not enforce the aforementioned arbitration costs sharing provision, either party may commence an action to recover such amounts against the non-paying party in court and the non-paying party shall reimburse the moving party for the attorneys’ fees and costs incurred in connection with such action. I agree that the arbitrator shall consider and shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, and motions to dismiss, prior to any arbitration hearing. I agree that the arbitrator shall issue a written decision on the merits. I also agree that the arbitrator shall have the power to award any remedies available under applicable law. I agree that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. Subject to the FAA’s exclusive applicability to the enforcement of this agreement to arbitrate, I agree that the arbitrator shall apply the substantive law of the state in which I work for the company as of the Effective Date to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS Rules conflict with the substantive law of that state, the law of that state shall take precedence. I agree that arbitration under this Agreement shall be conducted in Travis County, Texas, or in a location mutually agreed upon by the Company and me. C. Remedy. Except as prohibited by law or provided by this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between me and the Company. Accordingly, neither I nor the Company will be permitted to pursue or participate in a court action regarding claims that are subject to arbitration. D. Availability of Injunctive Relief. I agree that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or any other agreement between me and the Company regarding trade secrets, confidential information, assignment of intellectual property, noncompetition or nonsolicitation. I understand that any breach or threatened breach of any of the aforementioned agreements will cause irreparable injury and that money damages will not provide an adequate remedy therefore and both parties to this Agreement hereby consent to the issuance of an injunction without posting of a bond. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees without regard for the prevailing party in the final judgment, if any. Such attorneys’ fees and costs shall be recoverable on written demand at any time, including, but not limited to, prior to entry of a final judgment, if any, by the court, and must be paid within thirty (30) days after demand or else such amounts shall be subject to the accrual of interest at a rate equal to the maximum statutory rate. E. Administrative Relief. I understand that this Agreement does not prohibit me from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Equal Employment Opportunity Commission (and any state or local equivalent agency), the National Labor Relations Board, the Securities And Exchange Commission, or the Workers’ Compensation Board. This Agreement does, however, preclude me from pursuing a court action regarding any such claim, except as permitted by law. F. Voluntary Nature of Agreement. I acknowledge and agree that I am executing this Agreement, including its arbitration provisions, voluntarily and without any duress or undue influence by the Company or anyone else. I further acknowledge and agree that I have carefully read this Agreement, including its arbitration provisions, and that I have asked any questions needed for me to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that I am waiving my Page 9 of 16 right to a jury trial. Finally, I agree that I have been provided an opportunity to seek the advice of an attorney of my choice before signing this Agreement. Initial here:___________________ 12. MISCELLANEOUS A. Governing Law; Consent to Personal Jurisdiction. With the exception of the arbitration requirements set forth herein, this Agreement will be governed by the laws of the state in which I work for the Company as of the Effective Date without regard to any state’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than that state. To the extent that any lawsuit is permitted under this Agreement and unless otherwise prohibited by law, I hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in Travis County, Texas for any lawsuit filed against me by the Company. B. Waiver of Trial by Jury. TO THE EXTENT THAT ANY LAWSUIT IS PERMITTED UNDER THIS AGREEMENT AND UNLESS OTHERWISE PROHIBITED BY LAW, I IRREVOCABLY AND UNCONDITIONALLY WAIVE MY RIGHT TO A TRIAL BY JURY IN ANY LAWSUIT DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR MY RELATIONSHIP WITH THE COMPANY GROUP AND ACKNOWLEDGE THAT I AM KNOWINGLY AND VOLUNTARILY WAIVING MY RIGHT TO A TRIAL BY JURY. (1) Exception for North Carolina Employees. Without otherwise limiting my obligations to the Company and the Company Group as set forth in this Agreement, I acknowledge that Section 13.B. shall not apply to me if I work for the Company in the State of North Carolina as of the Effective Date. C. Assignability. This Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. The Associated Third Parties are intended third-party beneficiaries to this Agreement with respect to my obligations in Section 2.D. Notwithstanding anything to the contrary herein, the Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of the Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise. For the avoidance of doubt, the Company’s successors and assigns are authorized to enforce the Company’s rights under this Agreement. D. Entire Agreement. This Agreement, together with the Exhibits herein and any executed written offer letter between me and the Company, to the extent such materials are not in conflict with this Agreement, sets forth the entire agreement and understanding between the Company and me with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between us, and any representations made during my interview(s) or relocation negotiations. I represent and warrant that I am not relying on any statement or representation not contained in this Agreement. Any subsequent change or changes in my duties, salary, compensation, conditions or any other terms of my employment will not affect the validity or scope of this Agreement. E. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement. F. Severability. If a court or other body of competent jurisdiction finds, or the parties to this Agreement mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect. G. Modification, Waiver. No modification of or amendment to this Agreement, nor any

Page 10 of 16 waiver of any rights under this Agreement, will be effective unless in a writing signed by the CEO of the Company and me. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach. H. Survivorship. The rights and obligations of the parties to this Agreement will survive termination of my employment with the Company. 13. PROTECTED ACTIVITY NOT PROHIBITED A. I understand that nothing in this Agreement limits or prohibits me from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies. I further understand that I am not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. In addition, I hereby acknowledge that the Company has provided me with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit D. Date: Signature Name of Employee (typed or printed) ACKNOWLEDGED AND ACCEPTED BY THE COMPANY: Date: By: Samira Lowman Title: Chief People Officer Ali Parsa 8/2/2022 | 19:21 BST 8/6/2022 | 14:45 BST Page 11 of 16 EXHIBIT A LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP Title Date Identifying Number or Brief Description ___ No inventions or improvements ___ Additional Sheets Attached Date: Signature Name of Employee (typed or printed) 8/2/2022 | 19:21 BST Ali Parsa Page 12 of 16 EXHIBIT B TERMINATION CERTIFICATION This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, any other documents or property, or reproductions of any and all aforementioned items belonging to the Company. Notwithstanding the foregoing, I understand that I may keep a copy of the Company’s employee handbook and personnel records relating to me. I further certify that I have updated all of my social media accounts to delete any information, assertions, or suggestions to the effect that I am a current employee of the Company or am otherwise currently affiliated with the Company in any way. I further certify that I have complied with all the terms of the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Agreement”) signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others), as covered by that Agreement. I understand that pursuant to the Agreement, and subject to its protected activity exclusion, I am obligated to preserve, as confidential, all Company Confidential Information and Associated Third Party Confidential Information, including trade secrets, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information, or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants, or licensees. I also agree that for twelve (12) months from this date, I will comply with the restrictive covenants (as applicable), as set forth in the Agreement. After leaving the Company’s employment, I will be employed by ________________________________________________________________ in the position of ____________________________________________________________________. Date: Signature Name of Employee (typed or printed) Address for Notifications: Page 13 of 16 EXHIBIT C CONFLICT OF INTEREST GUIDELINES It is the policy of the Company to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees, and independent contractors must avoid activities that are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations that must be avoided: 1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement elaborates on this principle and is a binding agreement.) 2. Accepting or offering substantial gifts, excessive entertainment, favors, or payments that may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company. 3. Participating in civic or professional organizations that might involve divulging confidential information of the Company. 4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement. 5. Initiating or approving any form of personal or social harassment of employees. 6. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company. 7. Borrowing from or lending to employees, customers, or suppliers. 8. Acquiring real estate of interest to the Company. 9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any other employer or other person or entity with whom obligations of confidentiality exist. 10. Unlawfully discussing prices, costs, customers, sales, or markets with competing companies or their employees. 11. Making any unlawful agreement with distributors with respect to prices. 12. Improperly using or authorizing the use of any inventions that are the subject of patent claims of any other person or entity. 13. Engaging in any conduct that is not in the best interest of the Company. Each officer, employee, and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning. Nothing in these guidelines is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law, including any rights an employee may have under Section 7 of the National Labor Relations Act. Also, nothing in these guidelines limits or prohibits employees from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, employees must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies. Employees may not disclose the Company's attorney-client privileged communications or attorney work product.

Page 14 of 16

EXHIBIT D

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

"IMMUNITY FROM LIABILITY FOR CONFIDENTIAL DISCLOSURE OF A TRADE SECRET TO THE GOVERNMENT OR IN A COURT FILING—

(1) IMMUNITY.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order."

Page 15 of 16

<u>Exhibit E</u>

If you ("Assignor") are a resident of Delaware, Illinois, Kansas, New Jersey or North Carolina, then the following applies:

No provision in this Agreement requires Assignor to assign any of his or her rights to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Assignor's own time, unless (a) the invention relates (i) to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Assignor for the Company. Delaware Code Title 19 Section 805; Illinois 765 ILCS 1060/1-3, "Employees Patent Act"; Kansas Statutes Section 44-130; New Jersey Revised Statutes Section 34:1B-265; North Carolina General Statutes Article 10A, Chapter 66, Commerce and Business, Section 66-57.1.

If Assignor is a resident of Minnesota, then the following applies:

No provision in this Agreement requires Assignor to assign any of his or her rights to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Assignor's own time, and (a) which does not relate (i) directly to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) does not result from any work performed by Assignor for the Company. Minnesota Statutes 13A Section 181.78.

If Assignor is a resident of Utah, then the following applies:

No provision in this Agreement requires Assignor to assign any of his or her rights to an invention which was created entirely on Assignor's own time, and which is not (a) conceived, developed, reduced to practice, or created by Assignor (i) within the scope of Assignor's employment with the Company, (ii) on the Company's time, or (iii) with the aid, assistance, or use of any of the Company's property, equipment, facilities, supplies, resources, or patents, trade secrets, know-how, technology, confidential information, ideas, copy rights, trademarks and service marks and any and all rights, applications and registrations relating to them, (b) the result of any work, services, or duties performed by Assignor for the Company, (c) related to the industry or trade of the Company, or (d) related to the current or demonstrably anticipated business, research, or development of the Company. Utah Code Sections 34-39-1 through 34-39-3, "Employee Inventions Act."

Page 16 of 16

DocuSign

Certificate Of Completion

Envelope Id: A50E4290BA524E8BA9B857210FEAC059		Status: Completed
Subject: Ali Parsadoust - Executive Agreement July 2022 (Resend)		
Source Envelope:		
Document Pages: 35	Signatures: 5	Envelope Originator:
Certificate Pages: 5	Initials: 1	US People Signatures
AutoNav: Enabled		1 Knightsbridge Green
EnvelopeId Stamping: Disabled		London, London SW1X 7QA
Time Zone: (UTC) Dublin, Edinburgh, Lisbon, London		uspeople.signatures@babylonhealth.com
		IP Address: 173.2.160.170

Record Tracking

Status: Original 8/2/2022 2:46:42 PM	Holder: US People Signatures uspeople.signatures@babylonhealth.com	Location: DocuSign

Signer Events	Signature	Timestamp
Ali Parsa ali.parsa@babylonhealth.com Director Ali Parsadoust Security Level: Email, Account Authentication (Required)	 Signature Adoption: Drawn on Device Signature ID: 6FB9B2A9-4720-4C54-A741-1CF65D904E9F Using IP Address: 86.166.10.201	Sent: 8/2/2022 2:48:46 PM Viewed: 8/2/2022 7:20:59 PM Signed: 8/2/2022 7:21:36 PM

With Signing Authentication via DocuSign password
With Signing Reasons (on each tab):
I approve this document
I approve this document
I approve this document
I approve this document

Electronic Record and Signature Disclosure:
Accepted: 10/19/2021 1:48:08 PM
ID: 86b7d399-1f9c-450b-802f-4ec83f0b07a8

Samira Lowman samira.lowman@babylonhealth.com Chief People Officer Security Level: Email, Account Authentication (Required), Login with SSO	Samira Lowman Signature Adoption: Pre-selected Style Signature ID: 45BF6D99-DA8C-456A-A14B-537CAE03D583 Using IP Address: 24.228.193.211 With Signing Authentication via DocuSign password With Signing Reasons (on each tab): I approve this document I approve this document	Sent: 8/2/2022 7:21:38 PM Viewed: 8/6/2022 2:45:42 PM Signed: 8/6/2022 2:45:59 PM

Electronic Record and Signature Disclosure:
Accepted: 8/24/2021 1:56:08 PM
ID: 08110935-5080-454a-90eb-6dc1878d7ebc

In Person Signer Events	Signature	Timestamp

Editor Delivery Events	Status	Timestamp

Agent Delivery Events	Status	Timestamp

Intermediary Delivery Events	Status	Timestamp

Certified Delivery Events	Status	Timestamp

Carbon Copy Events	Status	Timestamp
Mei Mei Chan meimei.chan@babylonhealth.com Head of People Experience Security Level: Email, Account Authentication (Required) Electronic Record and Signature Disclosure: Accepted: 7/1/2022 5:24:11 PM ID: 1df7e656-e56d-41c7-b85f-fa85e45618be	**COPIED**	Sent: 8/6/2022 2:46:02 PM

Witness Events	Signature	Timestamp

Notary Events	Signature	Timestamp

Envelope Summary Events	Status	Timestamps
Envelope Sent	Hashed/Encrypted	8/2/2022 2:48:46 PM
Certified Delivered	Security Checked	8/6/2022 2:45:42 PM
Signing Complete	Security Checked	8/6/2022 2:45:59 PM
Completed	Security Checked	8/6/2022 2:46:02 PM

Payment Events	Status	Timestamps

Electronic Record and Signature Disclosure

Electronic Record and Signature Disclosure created on: 8/17/2021 4:54:00 PM
Parties agreed to: Ali Parsa, Samira Lowman, Mei Mei Chan

ELECTRONIC RECORD AND SIGNATURE DISCLOSURE

From time to time, Babylon Partners Limited (we, us or Company) may be required by law to provide to you certain written notices or disclosures. Described below are the terms and conditions for providing to you such notices and disclosures electronically through the DocuSign system. Please read the information below carefully and thoroughly, and if you can access this information electronically to your satisfaction and agree to this Electronic Record and Signature Disclosure (ERSD), please confirm your agreement by selecting the check-box next to 'I agree to use electronic records and signatures' before clicking 'CONTINUE' within the DocuSign system.

Getting paper copies

At any time, you may request from us a paper copy of any record provided or made available electronically to you by us. You will have the ability to download and print documents we send to you through the DocuSign system during and immediately after the signing session and, if you elect to create a DocuSign account, you may access the documents for a limited period of time (usually 30 days) after such documents are first sent to you. After such time, if you wish for us to send you paper copies of any such documents from our office to you, you will be charged a $0.00 per-page fee. You may request delivery of such paper copies from us by following the procedure described below.

Withdrawing your consent

If you decide to receive notices and disclosures from us electronically, you may at any time change your mind and tell us that thereafter you want to receive required notices and disclosures only in paper format. How you must inform us of your decision to receive future notices and disclosure in paper format and withdraw your consent to receive notices and disclosures electronically is described below.

Consequences of changing your mind

If you elect to receive required notices and disclosures only in paper format, it will slow the speed at which we can complete certain steps in transactions with you and delivering services to you because we will need first to send the required notices or disclosures to you in paper format, and then wait until we receive back from you your acknowledgment of your receipt of such paper notices or disclosures. Further, you will no longer be able to use the DocuSign system to receive required notices and consents electronically from us or to sign electronically documents from us.

All notices and disclosures will be sent to you electronically

Unless you tell us otherwise in accordance with the procedures described herein, we will provide electronically to you through the DocuSign system all required notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you during the course of our relationship with you. To reduce the chance of you inadvertently not receiving any notice or disclosure, we prefer to provide all of the required notices and disclosures to you by the same method and to the same address that you have given us. Thus, you can receive all the disclosures and notices electronically or in paper format through the paper mail delivery system. If you do not agree with this process, please let us know as described below. Please also see the paragraph immediately above that describes the consequences of your electing not to receive delivery of the notices and disclosures electronically from us.

How to contact Babylon Partners Limited:

You may contact us to let us know of your changes as to how we may contact you electronically, to request paper copies of certain information from us, and to withdraw your prior consent to receive notices and disclosures electronically as follows:
To contact us by email send messages to: richard.grundy@babylonhealth.com

To advise Babylon Partners Limited of your new email address

To let us know of a change in your email address where we should send notices and disclosures electronically to you, you must send an email message to us at richard.grundy@babylonhealth.com and in the body of such request you must state: your previous email address, your new email address. We do not require any other information from you to change your email address.

If you created a DocuSign account, you may update it with your new email address through your account preferences.

To request paper copies from Babylon Partners Limited

To request delivery from us of paper copies of the notices and disclosures previously provided by us to you electronically, you must send us an email to richard.grundy@babylonhealth.com and in the body of such request you must state your email address, full name, mailing address, and telephone number. We will bill you for any fees at that time, if any.

To withdraw your consent with Babylon Partners Limited

To inform us that you no longer wish to receive future notices and disclosures in electronic format you may:

i. decline to sign a document from within your signing session, and on the subsequent page, select the check-box indicating you wish to withdraw your consent, or you may;

ii. send us an email to richard.grundy@babylonhealth.com and in the body of such request you must state your email, full name, mailing address, and telephone number. We do not need any other information from you to withdraw consent.. The consequences of your withdrawing consent for online documents will be that transactions may take a longer time to process..

Required hardware and software

The minimum system requirements for using the DocuSign system may change over time. The current system requirements are found here: https://support.docusign.com/guides/signer-guide-signing-system-requirements.

Acknowledging your access and consent to receive and sign documents electronically

To confirm to us that you can access this information electronically, which will be similar to other electronic notices and disclosures that we will provide to you, please confirm that you have read this ERSD, and (i) that you are able to print on paper or electronically save this ERSD for your future reference and access; or (ii) that you are able to email this ERSD to an email address where you will be able to print on paper or save it for your future reference and access. Further, if you consent to receiving notices and disclosures exclusively in electronic format as described herein, then select the check-box next to 'I agree to use electronic records and signatures' before clicking 'CONTINUE' within the DocuSign system.

By selecting the check-box next to 'I agree to use electronic records and signatures', you confirm that:

- You can access and read this Electronic Record and Signature Disclosure; and
- You can print on paper this Electronic Record and Signature Disclosure, or save or send this Electronic Record and Disclosure to a location where you can print it, for future reference and access; and
- Until or unless you notify Babylon Partners Limited as described above, you consent to receive exclusively through electronic means all notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you by Babylon Partners Limited during the course of your relationship with Babylon Partners Limited.